Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CollaGenex Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-31229, No. 333-73230, No. 333-112564 and No. 333-131247) on Form S-8 and the registration statements (No. 333-88697, No. 333-35634, No. 333-53766, No. 333-58568, No. 333-67044, No. 333-72166, No. 333-87556, No. 333-102773, No. 333-103008, No. 333-107918, No. 333-128334, No. 333-131295, No. 333-131655 and No. 333-141947) on Form S-3 of CollaGenex Pharmaceuticals, Inc. of our reports dated March 17, 2008, with respect to the consolidated balance sheets of CollaGenex Pharmaceuticals, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and  cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of CollaGenex Pharmaceuticals, Inc.

Our report on the consolidated financial statements refers to the Company’s adoptions of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” effective January 1, 2007 and Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.

/s/  KPMG LLP

Philadelphia, Pennsylvania

March 17, 2008